Exhibit 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc. Contact: Peg Lupton (203) 743-8234

Ethan Allen Presenting at Goldman Sachs Conference;
Comments on Business Trends

Danbury, CT. September 5, 2007 — Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) Chairman and CEO, Farooq Kathwari, will be making a presentation at the Goldman Sachs Global Retailing Conference on September 6th at 8:45 a.m. eastern time. The live webcast can be accessed at www.ethanallen.com/investors.

In anticipation of being asked about business trends, Mr. Kathwari commented, “As previously indicated, our retail written sales on a comparable store basis were up modestly in June and July. This positive trend has continued in August. However, we remain cautiously aware of the fact that consumer confidence can be impacted by several factors that are beyond our control.”

Mr. Kathwari continued: “We continue to believe that the strong operating performance that we have been able to sustain during what have been very challenging times for our industry is the direct result of several initiatives that we’ve put in place that are focused on providing solutions and service. These initiatives have included the continued repositioning of our retail network; investments in recruiting and training to increase the professionalism of our retail management team; the development of stylish, high-quality products at good value; stronger advertising and marketing programs; and faster delivery of our products to our customers. We believe that our focus on providing service and solutions provides a distinct competitive advantage and an opportunity to grow our business.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 311 design centers in the United States and abroad, of which 157 are Company-owned. Ethan Allen has 9 manufacturing facilities in the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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